Exhibit 99.1

                  Aspyra Reports Results of Operations for the
             Fourth Quarter and Fiscal Year Ended December 31, 2006


    CALABASAS, Calif.--(BUSINESS WIRE)--April 17, 2007--Aspyra, Inc. (AMEX:APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the fourth quarter and fiscal year ended December 31, 2006.

    Sales were $3,487,280 for the fourth quarter and the Company incurred a net loss of $482,477 or basic and diluted net loss per share of $.04 compared to sales of $2,096,790 for the fourth quarter ended December 31, 2005, and the Company incurred a net loss of $1,003,261 or basic and diluted net loss per share of $.17.

    For the fiscal year sales were $12,689,217 and the company incurred a net loss of $3,570,438 or basic and diluted net loss per share of $.36, compared to sales of $7,205,757 and a net loss of $2,501,915 or basic and diluted net loss per share of $.62 for the fiscal year ended December 31, 2005. In fiscal 2006 there were 9,914,916 basic and diluted shares outstanding compared to 4,038,233 basic and diluted shares outstanding in fiscal 2005.

    Steven M. Besbeck stated, "The results of operations for fiscal 2006 were for the first full year of operation since the consummation of the merger between the Company and Aspyra Diagnostic Solutions, Inc., formerly StorCOMM, Inc., on November 22, 2005. We substantially completed the integration of the businesses during the past fiscal year and incurred losses which were primarily attributable to the costs of integrating the businesses which are fully discussed in the Company's annual report on Form 10-KSB which was filed today. We look forward to improved operating results later this fiscal year."

    Aspyra is a global provider of Health Care Information Technology
(HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) and Clinical Image Management Systems
(CIMS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers, orthopedic environments and pharmacies. Aspyra's highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

    Safe Harbor Statement

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra's markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today April 17, 2007, including management's own knowledge and assessment of the Company's industry and competition. Factors that could cause Aspyra's actual results to differ materially from these forward-looking statements include among others: whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.



    CONTACT: Aspyra, Inc.
             Steven M. Besbeck, President and CEO
             818-880-6700, x8660